Exhibit 99.1

www.angieslist.com

Angie’s List Reports Fourth Quarter and Fiscal Year 2012 Results

•	Fourth quarter revenues increased to $46.2 million, up 68% over the prior year quarter

•	Fourth quarter service provider revenue increased to $32.5 million, up 83% over the prior year quarter

•	Cost per acquisition (“CPA”) in the fourth quarter was $39, a decrease of 24% over the prior year period

•	Fiscal year 2012 revenues increased to $155.8 million, up 73% compared to fiscal year 2011

•	Total paid memberships of 1,787,394 at December 31, 2012, up 66% year-over-year

INDIANAPOLIS – February 13, 2013 – Angie’s List, Inc. (NASDAQ: ANGI) announced today fourth quarter and fiscal year 2012 financial results for the year ended December 31, 2012.

“We had a great fourth quarter concluding an exceptional year,” said Angie’s List CEO Bill Oesterle. “Entering 2012, we set specific operational objectives, and we exceeded them. We made significant investments in our business during the year and achieved meaningful strides in our ability to monetize our membership base.”

Three months ended 12/31/2012

	12/31/12	12/31/11	Change
Total paid memberships (end of period)	1,787,394	1,074,757	66%
Gross paid memberships added (in period)	230,921	159,289	45%
Marketing cost per paid membership acquisition (in period)	$39	$51	(24%)
First-year membership renewal rate (in period)	71%	71%	flat
Average membership renewal rate (in period)	75%	75%	flat
Participating service providers (end of period)	35,952	24,095	49%
Total service provider contract value (end of period, in thousands)	$132,646	$73,609	80%

Twelve months ended 12/31/2012

	12/31/12	12/31/11	Change
Gross paid memberships added (in period)	1,092,935	716,350	53%
Marketing cost per paid membership acquisition (in period)	$73	$78	(6%)
First-year membership renewal rate (in period)	75%	75%	flat
Average membership renewal rate (in period)	78%	78%	flat

Market Cohort Analysis

“We saw continued improvement in each of our cohorts marked by strong membership growth, higher penetration rates and increasing average revenue per market,” continued Oesterle. “Our penetration rate within the markets in our oldest cohort increased nearly 40 percent during 2012 with continued membership growth and high contribution. The operating characteristics of our oldest cohort continue to demonstrate the potential for the entire business.”

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate *	Annual Membership Growth Rate
Pre 2003	10	$4,689,796	$43.08	$111.48	$1,247,670	358,180	8.5%	44%
2003 - 2007	35	2,716,037	37.59	85.12	1,292,726	973,101	6.3%	69%
2008 - 2010	103	125,483	15.86	23.66	182,286	414,710	6.5%	73%
Post 2010	71	10,606	12.92	16.05	52,555	41,403	3.3%	**

	219					1,787,394

Cohort table presents financial and operational data for the twelve months ended 12/31/2012

*	Demographic information used in penetration rate calculations is based on a third party study we commissioned in January, 2013. According to the study, the number of households in our target demographic increased to 31 million from 29 million in 2012.
**	Not meaningful

Fourth Quarter Results

Fourth quarter 2012 total revenue was $46.2 million, an increase of 68% from $27.4 million in the prior year period. Service provider revenue was the largest component of total revenue at $32.5 million and the fastest growing with an 83% growth rate. Marketing expense was up 10%, or $0.8 million, over the prior year period. Net income was $2.4 million, with selling expense of $15.6 million and marketing expense of $8.9 million, compared to a net loss of $5.9 million with selling expense of $11.4 million and marketing expense of $8.1 million in the prior year period. Adjusted EBITDA, a non-GAAP financial measure, was $4.4 million, compared to a loss of $2.9 million in the prior year period.

Fiscal Year 2012 Results

Our total 2012 revenue was $155.8 million, an increase of 73% from $90.0 million in the prior year period. Membership revenue of $47.7 million increased 41% year-over-year and service provider revenue of $108.1 million increased 92% compared to the prior year period. We increased our marketing expense 43%, or $24.1 million, over the prior year period while decreasing our CPA to $73 from $78. We added a total of 1,092,935 new gross paid memberships in 2012, compared to adding 716,350 in 2011.

Net loss was $52.9 million for fiscal year 2012, with selling expense of $58.6 million and marketing expense of $80.2 million, compared to a net loss of $49.0 million with selling expense of $33.8 million and marketing expense of $56.1 million in the prior year period.

Adjusted EBITDA, a non-GAAP financial measure, was a loss of $45.3 million, compared to a loss of $38.7 million in the prior year period. The cash and investments balance at December 31, 2012 was $53.1 million. In addition, we have $15.0 million of unused capacity on our line of credit.

“In 2012 we made broad investments across the company that resulted in strong membership and service provider growth, greater efficiency in cost per member acquisition and additional tools to further enhance our member and service provider experiences,” stated Bob Millard, Angie’s List CFO. “We look forward to building upon those investments with a keen focus on managing the business to deliver strong unit economics.”

Business Outlook

The Company’s financial and operating expectations for the first quarter of 2013 are as follows:

•	Total revenue in the range of $51.0 million to $52.0 million for the first quarter of 2013.

•	Marketing expense in the range of $19.0 million to $20.0 million for the first quarter of 2013.

Conference Call Information

The company will host a conference call at 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 91566587 through February 20, 2013.

Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List helps consumers have happy transactions with local service professionals in more than 550 categories of service, ranging from home improvement to health care. More than 1.7 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, loss on debt extinguishment, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Tom Ward	Cheryl Reed
Investor Relations	Public Relations
317-808-4527	317-396-9134
tomw@angieslist.com	cherylr@angieslist.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$42,638	$88,607
Investments	10,460	—
Restricted cash	50	300
Accounts receivable, net	7,787	3,937
Prepaid expenses and other current assets	19,810	11,835

Total current assets	80,745	104,679

Property and equipment, net	12,079	3,883
Goodwill	415	415
Amortizable intangible assets, net	2,356	1,555
Deferred financing fees, net	634	866

Total assets	$96,229	$111,398

Liabilities and stockholders’ equity
Accounts payable	$6,489	$5,266
Accrued liabilities	14,058	10,532
Deferred membership revenue	27,627	17,153
Deferred advertising revenue	23,160	13,643

Total current liabilities	71,334	46,594

Long-term debt, including accrued interest	14,869	14,820
Deferred membership revenue, noncurrent	4,330	3,751
Deferred advertising revenue, noncurrent	214	239
Deferred income taxes	163	158

Total liabilities	90,910	65,562

Stockholders’ equity:
Common stock	66	65
Additional paid-in-capital	248,326	235,950
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(219,354)	(166,460)

Total stockholders’ equity	5,319	45,836

Total liabilities and stockholders’ equity	$96,229	$111,398

Angie’s List, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Membership	$13,681	$9,733	$47,717	$33,815
Service provider	32,498	17,716	108,082	56,228

Total revenue	46,179	27,449	155,799	90,043
Operating expenses
Operations and support	7,450	4,123	27,081	16,417
Selling	15,622	11,423	58,596	33,815
Marketing	8,914	8,131	80,230	56,122
Technology	4,647	3,106	16,870	9,109
General and administrative	6,635	6,010	24,055	18,740

Operating income (loss)	2,911	(5,344)	(51,033)	(44,160)
Interest expense, net	476	485	1,856	3,004
Loss on debt extinguishment	—	—	—	1,830

Income (loss) before income taxes	2,435	(5,829)	(52,889)	(48,994)
Income tax expense	5	43	5	43

Net income (loss)	$2,430	$(5,872)	$(52,894)	$(49,037)

Net income (loss) per common share
Basic	$0.04	$(0.14)	$(0.92)	$(1.60)
Diluted	$0.04	$(0.14)	$(0.92)	$(1.60)

Weighted average common shares outstanding
Basic	57,831	41,131	57,486	30,656
Diluted	57,889	41,131	57,486	30,656

Non-cash stock-based compensation
Technology	$199	$424	$762	$786
General and administrative	531	1,574	2,181	3,056

Total non-cash stock-based compensation	$730	$1,998	$2,943	$3,842

Reconciliation of adjusted EBITDA (loss) to net income (loss) (Unaudited):
Net income (loss):	$2,430	$(5,872)	$(52,894)	$(49,037)
Income tax	5	43	5	43
Interest expense, net	476	485	1,856	3,004
Depreciation and amortization	793	465	2,753	1,660
Loss on debt extinguishment	—	—	—	1,830
Non-cash stock-based compensation	730	1,998	2,943	3,842

Adjusted EBITDA (loss)	$4,434	$(2,881)	$(45,337)	$(38,658)

Angie’s List, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended	Year Ended
	2012	2011
	(Unaudited)
Operating activities
Net loss	$(52,894)	$(49,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,753	1,660
Deferred income taxes	5	4
Accrued interest due on debt maturity date	—	625
Amortization of debt discount and deferred financing fees	312	596
Non-cash stock-based compensation expense	2,943	3,842
Non-cash loss on debt extinguishment	—	1,075
Changes in certain assets:
Accounts receivable, prepaid expenses and other current	(11,825)	(7,343)
Changes in certain liabilities:
Accounts payable and accrued liabilities	4,764	3,918
Deferred advertising revenue	9,492	5,433
Deferred membership revenue	11,053	6,092

Net cash used in operating activities	(33,397)	(33,135)

Investing activities
Purchase of short-term investments	(10,491)	—
Restricted cash	250	—
Property and equipment	(9,730)	(3,085)
Data acquisition costs	(2,035)	(1,191)

Net cash used in investing activities	(22,006)	(4,276)

Financing activities
Principal payments on long-term debt, net	—	(6,797)
Sale of common stock, net of costs	8,627	88,565
Proceeds from exercise of stock options	807	—
Cash paid for financing costs and capital lease obligation	—	(985)
Purchase of treasury shares	—	(21,897)
Sales of preferred stock, net of costs	—	57,923

Net cash provided by financing activities	9,434	116,809

Net increase (decrease) in cash	(45,969)	79,398
Cash and cash equivalents, beginning of period	88,607	9,209

Cash and cash equivalents, end of period	$42,638	$88,607